                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1)(1)

                                NTL Incorporated
                                (Name Of Issuer)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                    629407107
                                 (Cusip Number)

                                December 31, 2002
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      | |   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      | |   Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("the Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 12 pages

-------------------
CUSIP NO. 629407107                    13G
-------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      SS. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

      Verizon Communications Inc. #23-2259884
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                    (a)  | |
                    (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES           0 shares of Common Stock
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY          0 shares of Common Stock
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING         0 shares of Common Stock
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH            0 shares of Common Stock
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares of Common Stock
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                    | |
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0% OF THE AGGREGATE OF THE ISSUER'S COMMON STOCK, PAR VALUE $0.01 PER
      SHARE.
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------


                               Page 2 of 12 pages

-------------------
CUSIP NO. 629407107                    13G
-------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      SS. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

      NYNEX Corporation #13-3180909
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                    (a)  | |
                    (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES           0 shares of Common Stock
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY          0 shares of Common Stock
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING         0 shares of Common Stock
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH            0 shares of Common Stock
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares of Common Stock
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                    | |
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0% OF THE AGGREGATE OF THE ISSUER'S COMMON STOCK, PAR VALUE $0.01 PER
      SHARE.
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------


                               Page 3 of 12 pages

-------------------
CUSIP NO. 629407107                    13G
-------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      SS. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

      Bell Atlantic Worldwide Services Group, Inc. #13-3189540
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                    (a)  | |
                    (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES           0 shares of Common Stock
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY          0 shares of Common Stock
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING         0 shares of Common Stock
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH            0 shares of Common Stock
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares of Common Stock
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                    | |
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0% OF THE AGGREGATE OF THE ISSUER'S COMMON STOCK, PAR VALUE $0.01 PER
      SHARE.
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------


                               Page 4 of 12 pages

-------------------
CUSIP NO. 629407107                    13G
-------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      SS. OR IRS. IDENTIFICATION NO. OF ABOVE PERSON

      Bell Atlantic Network Systems Company #13-3312590
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                    (a)  | |
                    (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5    SOLE VOTING POWER

   SHARES           0 shares of Common Stock
               -----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY          0 shares of Common Stock
               -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

  REPORTING         0 shares of Common Stock
               -----------------------------------------------------------------
   PERSON      8    SHARED DISPOSITIVE POWER

    WITH            0 shares of Common Stock
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares of Common Stock
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                    | |
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0% OF THE AGGREGATE OF THE ISSUER'S COMMON STOCK, PAR VALUE $0.01 PER
      SHARE.
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------


                               Page 5 of 12 pages

Item 1.

      (a)   Name of Issuer

            NTL Incorporated ("NTLI")

      (b)   Address of Issuer's Principal Executive Offices

            110 East 59th Street
            New York, New York  10022

Item 2.

      (a)   Name of Persons Filing

            Verizon Communications Inc. ("Verizon")
            NYNEX Corporation ("NYNEX")
            Bell Atlantic Worldwide Services Group, Inc. ("WSG")
            Bell Atlantic Network Systems Company ("NSC")

      (b)   Address of Principal Business Office or, if none, Residence

            For each of Verizon, NYNEX, WSG and NSC:

            1095 Avenue of the Americas
            New York, New York 10036

      (c)   Citizenship

            Each of Verizon, NYNEX, WSG and NSC is incorporated under the laws of the State of Delaware.

      (d)   Title of Class of Securities

            Common Stock, par value $0.01 per share

      (e)   Cusip Number

            629407107


                               Page 6 of 12 pages

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)   | | Broker or Dealer registered under Section 15 of the Exchange Act

(b)   | | Bank as defined in Section 3(a)(6) of the Exchange Act

(c)   | | Insurance Company as defined in Section 3(a)(19) of the Exchange Act

(d) | | Investment Company registered under Section 8 of the Investment Company Act

(e)   | | Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

(f) | | Employee Benefit Plan or Endowment Fund in accordance with 13d-1(b)(1)(ii)(F)

(g) | | Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(1)(ii)(G)

(h) | | Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act

(i) | | Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

(j)   | | Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

Item 4. Ownership

      (a)   Amount Beneficially Owned:

            0 shares of Common Stock

      (b)   Percent of Class: 0%

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0
            (ii)  shared power to vote or to direct the vote: 0
            (iii) sole power to dispose or to direct the disposition of: 0
            (iv)  shared power to dispose or to direct the disposition of: 0

All of the shares of the Common Stock of NTLI previously owned of record or beneficially by Verizon and its subsidiaries were sold in December 2002. Accordingly,


                               Page 7 of 12 pages
none of the reporting persons have any power to vote and dispose of, or to direct the vote and disposition of, any shares of the Common Stock of NTLI.

Item 5. Ownership of Five Percent or Less of a Class:

      This statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the Common Stock of NTLI.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person:

      Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company:

      See Item 4.

Item 8. Identification and Classification of Members of the Group:

      Not Applicable.

Item 9. Notice of Dissolution of Group:

      Not Applicable.

Item 10. Certifications:

      Not Applicable.


                               Page 8 of 12 pages
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                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 12, 2003
                                        ----------------------------------------

                                        VERIZON COMMUNICATIONS INC.

                                        /s/ Marianne Drost
                                        ----------------------------------------
                                                 Signature

                                        Marianne Drost - Corporate Secretary
                                        ------------------------------------
                                                 Name/Title


                                        NYNEX CORPORATION

                                        /s/ Robert Erb
                                        ----------------------------------------
                                                 Signature

                                        Robert Erb - Assistant Secretary
                                        --------------------------------
                                                 Name/Title


                                        BELL ATLANTIC WORLDWIDE SERVICES
                                          GROUP, INC.

                                        /s/ Richard G. Warren
                                        ----------------------------------------
                                                 Signature

                                        Richard G. Warren - Assistant Secretary
                                        ---------------------------------------
                                                 Name/Title


                               Page 9 of 12 pages

                                        BELL ATLANTIC NETWORK SYSTEMS
                                          COMPANY

                                        /s/ Audrey Prashker
                                        ----------------------------------------
                                                 Signature

                                        Audrey Prashker - Assistant Secretary
                                        -------------------------------------
                                                 Name/Title


                              Page 10 of 12 pages
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                                                                       EXHIBIT A

                         AGREEMENT AS TO JOINT FILING OF
                                  SCHEDULE 13G

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of NTL Incorporated and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this Agreement as of the 6th day of April, 2001.

                                        VERIZON COMMUNICATIONS INC.

                                        /s/ Marianne Drost
                                        ----------------------------------------
                                                 Signature

                                        Marianne Drost - Corporate Secretary
                                        ------------------------------------
                                                 Name/Title


                                        NYNEX CORPORATION

                                        /s/ Robert Erb
                                        ----------------------------------------
                                                 Signature

                                        Robert Erb - Assistant Secretary
                                        --------------------------------
                                                 Name/Title


                                        BELL ATLANTIC WORLDWIDE SERVICES
                                          GROUP, INC.

                                        /s/ Richard Weiss
                                        ----------------------------------------
                                                 Signature

                                        Richard Weiss - Assistant Comptroller
                                        -------------------------------------
                                                 Name/Title


                              Page 11 of 12 pages

                                        BELL ATLANTIC NETWORK SYSTEMS
                                          COMPANY

                                        /s/ Audrey Prashker
                                        ----------------------------------------
                                                 Signature

                                        Audrey Prashker - Assistant Secretary
                                        -------------------------------------
                                                 Name/Title


                              Page 12 of 12 pages